Exhibit 99.5
Text Ads for Politico Pulse Email Newsletter (Dec 5-9)
Monday, December 5:
INLINE AD:
**A message from Express Scripts and Medco: The status quo — skyrocketing healthcare costs — is unacceptable. More of the same won’t do. The country needs game-changing ideas, and a combined Express Scripts and Medco is poised to deliver. Find out how at www.betterrxcare.com **
FOOTER AD:
**A message from Express Scripts and Medco: How can Americans save more than $400 billion each year? By taking a high quality, lower cost generic equivalent for brand name drugs. By using lower cost pharmacy options to fill their prescriptions. And by staying on their doctor-prescribed medicines. Working together, Express Scripts and Medco will help Americans save money and improve their health. Find out how at www.betterrxcare.com **
Tuesday, December 6:
INLINE AD:
** A message from Express Scripts and Medco Health Solutions: Follow @ExpressScripts for insights into how the Express Scripts / Medco merger will lower healthcare costs and improve patient outcomes. **
FOOTER AD:
** A message from Express Scripts and Medco Health Solutions: As a combined company, Express Scripts and Medco will collaborate with healthcare professionals — driving higher levels of innovation across healthcare. The merger accelerates our ability to address inefficiencies and buffers working families from the rising cost of prescription drugs. To learn how, follow us on Twitter at @ExpressScripts or visit us at www.betterrxcare.com
Wednesday, December 7:
INLINE AD:
** A message from Express Scripts and Medco Health Solutions: The right merger. The right time. The right benefits. Express Scripts and Medco help make medicine safer and more affordable. Learn more: www.betterrxcare.com **
FOOTER AD:
** A message from Express Scripts and Medco Health Solutions: Pharmacy benefit managers like Express Scripts and Medco are part of the solution to lowering prescription drug costs in America. Our innovative strategies and solutions eliminate billions of dollars in wasteful healthcare spending. We make medicines more affordable for consumers, offering average savings of 27% on branded medications and 53% on generic drugs. Our proven clinical and patient-engagement programs ensure patients follow their doctor’s orders. We’re applying advanced technologies to eliminate prescription errors. Improved Safety. Better Health. Lower Cost. Find out more about how we’re helping save money and help people live better lives: www.betterrxcare.com **
Thursday, December 8:
INLINE AD:
** A message from Express Scripts and Medco Health Solutions: Our 4,000 pharmacists focus on revolutionizing the prescription drug benefit, delivering personalized care through innovation — and our pharmacists are available 24 hours a day, every day. Better care. Lower cost. Find out how at www.betterrxcare.com **
FOOTER AD:
** A message from Express Scripts and Medco Health Solutions: With more than 4,000 pharmacists on staff, Express Scripts and Medco know pharmacy — and we understand the priorities and needs of the retail pharmacists who are our partners in providing care to millions of patients nationwide. Our payment processing systems allow retail pharmacists more time to spend counseling patients instead of filling out forms. And our systems monitor for interactions and help to eliminate medication errors — bringing the latest technology and innovation to even the smallest local pharmacy in a far-away outpost. Safety. Efficiency. Innovation. Lower Cost. Find out more at: www.betterrxcare.com **
Friday, December 9:
INLINE AD:
** A message from Express Scripts and Medco Health Solutions: The merger of our two companies is about you. Your safety. Your Health. And your wallet. Together, we’ll accelerate our ability to apply innovative solutions to more effectively address America’s healthcare challenges. Learn more at: www.betterrxcare.com. **
FOOTER AD:
** A message from Express Scripts and Medco Health Solutions: We work every day to make medicines safer and more affordable. Moving forward as one company, Express Scripts and Medco will continue to do what’s right for America — one patient at a time. Find out more at www.betterrxcare.com **

Cautionary Statement Regarding Forward-Looking Statements
This document contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, as they relate to Medco Health Solutions, Inc. or Express Scripts, Inc., the management of either such company or the transaction, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Medco and Express Scripts undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, the possibility that (1) Medco and Express Scripts may be unable to obtain stockholder or regulatory approvals required for the merger or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed merger may be longer than anticipated; (3) problems may arise in successfully integrating the businesses of Medco and Express Scripts; (4) the proposed merger may involve unexpected costs; (5) the businesses may suffer as a result of uncertainty surrounding the proposed merger; and (6) the industry may be subject to future risks that are described in SEC reports filed by Medco and Express Scripts.
The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Medco and Express Scripts described in their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.
Additional Information and Where to Find It
In connection with the proposed merger, Aristotle Holding, Inc., a wholly owned subsidiary of Express Scripts, Inc. filed with the SEC a registration statement on Form S-4 that includes a joint proxy statement of Medco and Express Scripts, and a prospectus of Express Scripts, as well as other relevant documents concerning the proposed merger. Stockholders are urged to read the registration statement and the proxy statement/prospectus contained therein regarding the merger and any other relevant documents as well as any amendments or supplements to those documents, because they contain important information.
The joint proxy statement/prospectus was first mailed to Medco stockholders beginning November 18, 2011. You may obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Medco and Express Scripts, at the SEC’s Internet site (http://www.sec.gov). You may also obtain these documents, free of charge, in the Investor Relations portion of the Medco website at http://www.medcohealth.com under the heading “Investors” and then under “SEC Filings.” Copies of the proxy statement/prospectus and the SEC filings incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Investor Relations, 100 Parsons Pond Drive, Franklin Lakes, NJ, 07417, 201-269-3400. Copies of Express Scripts’ SEC filings can be obtained, free of charge, by directing a request to Express Scripts, Inc., Investor Relations, One Express Way, Saint Louis, MO, 63121.